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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




         Date of Report (Date of earliest event reported) March 12, 1997






                        WESTIN HOTELS LIMITED PARTNERSHIP
             (Exact name of Registrant as specified in its charter)



        Delaware                       0-15097                  91-1328985
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(State or other jurisdiction         (Commission               (IRS Employer
 of incorporation)                   File Number)           Identification No.)


           2001 Sixth Avenue
          Seattle, Washington                                       98121
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(Address of principal executive offices)                         (Zip Code)



Registrant's telephone number, including area code              (206)443-5000





                                       N/A
         -------------------------------------------------------------
         (Former name or former address, if changed since last report)


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                        WESTIN HOTELS LIMITED PARTNERSHIP
                                AND SUBSIDIARIES

                               REPORT ON FORM 8-K

ITEM 5.  OTHER EVENTS.

         On March 12, 1997, in response to various offers to the limited partners to purchase their units, ranging in price from $235 to $400 per unit, the General Partner distributed a letter to its limited partners providing certain unit sales price information. The letter indicates that the average price recently reported for units that are being transferred through certain secondary markets that specialize in trading limited partnership interests ("Limited Partnership Exchanges") is $473.03 per unit and the range in prices to date for the first quarter of 1997 is $320.00 to $600.00 per unit. The General Partner attributes this increase in prices over previous quarters to the increased profitability in the upscale hotel industry in general and the increased optimism for the Partnership in particular. This letter also states that anticipating that the Hotels' strong operating results will continue and having achieved the performance levels in 1996 required by the Restructuring Agreement, the General Partner plans to reinstate cash distributions to the limited partners in 1997.

         In addition, the General Partner states that in 1996 it had determined it to be in the best interest of the Partnership to implement a unit transfer policy that relies on the protections of the 5% safe harbor, promulgated by the Internal Revenue Service, to prevent the Partnership from being deemed a "publicly traded partnership" pursuant to Section 7704 of the Internal Revenue Code and that this decision will apply in 1997 as well. As of March 12, 1997, the Partnership has approved 4,090 unit sales. Upon reaching 6,848 unit sales, the General Partner will suspend unit sale transfers for the remainder of 1997 in order to comply with the 5% safe harbor.

         A complete copy of this General Partner's letter to the limited partners is included as an exhibit to this report.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

       (C)  EXHIBITS

         20.1   Letter to Limited Partners dated March 12, 1997.

                                      *****

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        WESTIN HOTELS LIMITED PARTNERSHIP
                                        (a Delaware limited partnership)

                                        By:  WESTIN REALTY CORP.,
                                             Its sole General Partner



                                             By:  /s/ Richard Mahoney
                                                 -------------------------------
                                                 Richard Mahoney, Director,
                                                 Vice President, Chief Financial
                                                 Officer and Treasurer

DATE:  March 12, 1997


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March 12, 1997

Dear Limited Partners:

It has come to our attention that various new offers to purchase units of Westin Hotels Limited Partnership have been mailed to the limited partners. Apparently the purchase prices being offered range from $235 to $400 per unit. This letter is being sent in response to those offers. As stated in our first letter dated September 26, 1996, regarding earlier offers, the General Partner is not advising you to accept or reject either offer, but wants to provide you with the following information updates. Choosing whether or not to sell is an individual decision dependent upon your particular financial position so you should consult with your financial advisor. You should also consult with your tax advisor regarding the tax ramifications of selling your units.

Trading prices at Limited Partnership Exchanges continue to increase. The General Partner believes this is a result of the increased profitability in the upscale hotel industry in general and the increased optimism for the Partnership in particular. To date, the average price is $473.03 per unit for sales of units through Limited Partnership Exchanges in the first quarter of 1997, and the range is $320.00 to $600.00 per unit.

In 1996 the General Partner determined it to be in the best interest of the Partnership to implement a unit transfer policy that relies on the protections of the 5% safe harbor, promulgated by the Internal Revenue Service, to prevent the Partnership from being deemed a "publicly traded partnership" pursuant to
Section 7704 of the Internal Revenue Code. The 5% threshold will apply in 1997 as well. As a result, when sales of Partnership units reaches 6,848 in any one year, the General Partner will suspend its approval of any unit sales transfer requests for the remainder of that year in order to comply with the 5% safe harbor. This may restrict your ability to sell your units. As of this date, the Partnership has received and approved unit sales transfer requests totaling 4,090 units for the first quarter of 1997.

As reported in our recent quarterly mailings, the Partnership operations continue to improve. Anticipating that the Hotels' strong operating results will continue and having achieved the performance levels in 1996 required by the Restructuring Agreement, the General Partner plans to reinstate cash distributions to the limited partners in 1997.

The General Partner is aware that the limited partners may continue to receive offers for their units of Westin Hotels Limited Partnership. The General Partner does not intend to send written responses to those offers unless significant new information arises or there is a material change in the data the General Partner has provided to you.

Should you have any questions or concerns, please contact the Investor Relations department weekdays from 8AM to 5PM PST at 1-800-344-5888.

Sincerely yours,

Westin Hotels Limited Partnership
by Westin Realty Corp., its General Partner

/s/ Richard Mahoney

Richard Mahoney
Vice President, Chief Financial Officer and Treasurer